Exhibit 99.1

Adaptimmune Projects Sarcoma Franchise to Deliver US Peak Year Sales up to $400 Million – Presentation at JP Morgan Healthcare Conference

Sarcoma franchise of afami-cel and lete-cel leverages same development and commercial footprint with US peak year sales projected to be up to $400 million

BLA submitted in 2023 for afami-cel; projected acceptance by US FDA in Q1 2024

Company preparing for US launch of afami-cel in 2H 2024 upon expected approval

Pivotal trial for lete-cel met its primary endpoint for efficacy; full data set in Q3 2024

Company working toward approval of lete-cel; planning for US commercial launch in 2026

Company funded into early 2026 with > $300 million including existing balance sheet, projected payments from partners, and other non-dilutive capital sources

PHILADELPHIA and OXFORD, UK, January 4, 2024 – Adaptimmune Therapeutics plc (Nasdaq: ADAP), a leader in cell therapy to treat cancer, today announced the Company’s plans for its emerging sarcoma franchise including projections for peak US sales of up to $400 million.

The Company will present plans for the franchise at the JP Morgan Healthcare Conference on January 11th from 8:15 to 8:55 a.m. PST at the Westin, San Francisco. The presentation will be webcast and a replay will be available at the same link.

Adrian Rawcliffe, Adaptimmune's Chief Executive Officer: “2024 is the year Adaptimmune transforms into a commercial cell therapy company with the anticipated approval and launch of afami-cel, the first asset in our sarcoma franchise. By 2026, we plan to have two marketed cell therapies for sarcoma. These therapies will redefine the treatment paradigm for people with sarcoma and are projected to deliver US peak sales of up to $400m. Our sarcoma franchise has tremendous upside with potential for expansion and is only the beginning of our solid tumor cell therapy aspirations.”

About Adaptimmune
Adaptimmune is a clinical-stage biopharmaceutical company focused on designing, developing, and delivering cell therapies to transform the lives of people with cancer. The Company’s unique engineered T-cell receptor (TCR) platform enables the engineering of T-cells to target and destroy cancers across multiple solid tumor types.

Forward-Looking Statements
This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements involve certain risks and uncertainties. Such risks and uncertainties could cause our actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation: the success, cost and timing of our product development activities and clinical trials and our ability to successfully advance our TCR therapeutic candidates through the regulatory and commercialization processes. For a further description of the risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, as well as risks relating to our business in general, we refer you to our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2022, our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date the statements were made and we do not undertake any obligation to update such forward-looking statements to reflect subsequent events or circumstances.

Adaptimmune Contacts

Investor Relations
Juli P. Miller, Ph.D. - VP, Corporate Affairs and Investor Relations
T : +1 215 825 9310
M : +1 215 460 8920
Juli.Miller@adaptimmune.com

Media Relations
Dana Lynch, Senior Director of Corporate Communications
M: +1 267 990 1217
Dana.Lynch@adaptimmune.com